Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY
Michael C. Pearce
President and Chief Executive Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
September  29, 2008

GOLF TRUST OF AMERICA, INC.
ANNOUNCES SIGNING OF PURCHASE AND SALE AGREEMENT FOR

THE WILDEWOOD COUNTRY CLUB AND THE COUNTRY CLUB AT WOODCREEK FARMS

CHARLESTON, SC, September 29, 2008 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that on September 26, 2008, its operating partnership, Golf Trust of America, LP, and certain of its subsidiaries entered into a Purchase and Sale Agreement (the “Agreement”)  with WCWW Committee, LLC, a South Carolina limited liability company ( the “Purchaser”) .  The Agreement, among other things, provides for the acquisition by the Purchaser of the business (the “Business”) of the  Wildewood Country Club and the Country Club at Woodcreek Farms and certain related assets and liabilities. The Agreement provides that the Purchaser will pay to the Company upon the closing of the transactions contemplated by the Agreement $4.1 million in cash, subject to certain adjustments.  The Closing is subject to customary closing conditions and is expected to occur by January 24, 2009.

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Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   On November 8, 2007, the Company’s shareholders voted to exit its plan of liquidation and move forward as a going concern.  The Company is currently reviewing potential acquisition candidates.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.